                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-07377) pertaining to the 1990 Stock Option Plan, 1995 Stock Option Plan and 1995 Stock Option Plan for Nonemployee Directors, (Form S-8 No. 333-49255) pertaining to the Employee Stock Purchase Plan and (Form S-8 No. 333-51997) pertaining to the Miscellaneous Employee Benefits Plan of PIA Merchandising Services, Inc. of our report dated February 22, 1999 (except for Note 11, as to which the date is June 16, 1999), with respect to the financial statements of MCI Performance Group, Inc. included in the Current Report on Form 8-K/A for the year ended December 31, 1998.


                                                   /s/ Ernst & Young LLP


Minneapolis, Minnesota
September 16, 1999